Exhibit 10.2

CONFIDENTIAL

February 2, 2015

Alliqua BioMedical, Inc.

2150 Cabot Blvd. West

Langhorne, PA 19047

Attn:	Mr. Brian Posner
Chief Financial Officer

ALLIQUA BIOMEDICAL, INC.
      Commitment Letter

Dear Sirs:

You have informed us that Alliqua BioMedical, Inc., directly or through one or more wholly-owned affiliates (collectively, the “Company” or the “Borrower”), proposes (i) to acquire the “Acquisition”) all outstanding capital stock of Celleration, Inc. (together with its subsidiaries, the “Target”) and (ii) to consummate certain other transactions associated with the Acquisition, including the financing described below, those transactions contemplated in the Agreement and Plan of Merger, dated of even date herewith (as it may be amended, modified and/or supplemented from time to time after the date hereof, the “Acquisition Agreement”) among the Company, the Target, ALQA Cedar Inc., a wholly owned subsidiary of the Company, and the Stockholder Representative (as defined in the Acquisition Agreement), and the payment of fees, costs and expenses associated with the foregoing (the Acquisition and such other transactions are herein collectively referred to as the “Transactions”).

In connection with the Transactions, you have advised us that you wish to obtain a commitment for a senior, secured term loan facility in the aggregate amount of $15,500,000 (the “Facility”).

Perceptive Credit Opportunities Fund, LP, together with one or more of our affiliates as we deem necessary or appropriate (collectively, “we, “us” or the “Lender”), is pleased to inform you that it hereby commits to provide the full amount of the Facility, subject solely to the following conditions precedent (the “Commitment Letter Conditions”):

(a)          The performance by you of your agreements and obligations set forth in this commitment letter (this “Commitment Letter”), and satisfaction of the conditions in the term sheet annexed hereto as Annex I (the “Term Sheet” and, together with the Commitment Letter, the “Commitment Documentation”).

(b)          The negotiation, execution and delivery of definitive credit, security, guaranty and related documentation (the “Credit Documentation”) substantially consistent with the terms set forth in the Commitment Documentation.

(c)          Since December 31, 2013, there shall not have occurred any Material Adverse Effect (as defined below), nor shall any event or events, state of facts or circumstances have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect. Solely for purposes of these Commitment Letter Conditions, a “Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of the Borrower or the Target, as the case may be, but shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Borrower or the Target, as the case may be, operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required by the Acquisition Agreement, this Commitment Letter, the Term Sheet and/or the Credit Documentation; (vi) any changes in applicable laws or accounting rules, including generally accepted accounting principles in the United States; or (viii) any decline in the NASDAQ listed price for the Borrower’s equity securities following the announcement of the Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and/or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Borrower or the Target, as the case may be, compared to other participants in the industries in which the Borrower or the Target, as the case may be, conducts its businesses. For purposes of the foregoing definition, “Borrower” means the Borrower and its subsidiaries taken as a whole, and “Target” means the Target and its subsidiaries taken as a whole.

(d)          Until the Closing Date (as defined in the Term Sheet), no other issuances of debt securities or commercial bank or other credit facilities for the Borrower, the Target or any of Borrower’s or the Target’s respective subsidiaries shall have been announced, placed or arranged without the Lender’s prior written consent, which consent shall not be unreasonably withheld, other than the Bridge Loan (as defined in the Acquisition Agreement).

(e)          The Acquisition shall have been consummated substantially simultaneously with the borrowing under the Facility, and shall be consistent in all material respects with the terms of the Acquisition Agreement. There shall have been no amendments, supplements, consents, waivers or other modifications to the Acquisition Agreement or any other definitive agreements related to the Transactions that are materially adverse to the interests of the Lender unless consented to in writing by the Lender (such consent not to be unreasonably withheld, delayed or conditioned) prior to the effectiveness thereof.

In the event any of the foregoing conditions set forth in (a) – (e) above are not satisfied (or waived by us) on the proposed Closing Date, we reserve the right to either terminate our commitment and all other agreements by us hereunder (and thereafter have no other or further obligations hereunder or in connection with the Facility) or to propose alternative financing amounts or structures that assure adequate protection for us. As a further condition to our commitment and other agreements hereunder, you agree not to enter into any agreement or discussions with any person or entity (other than us) with respect to any other debt financing of the Acquisition until the earlier of (i) March 9, 2015 and (ii) the date when you and the Target definitely agree not to proceed with the Acquisition and terminate all discussions with respect thereto.

You agree to provide us with all information (the “Information”) that we reasonably request, including, without limitation, all the information prepared by you or on your behalf relating to the Acquisition, the Target and your and the Target’s respective businesses, assets, financial condition, operations and prospects, including projections relating to the post-Acquisition financial performance and operations of you and the Target (the “Projections”), in each case as we may reasonably request. You hereby represent and covenant that (i) all factual Information (which, for the avoidance of doubt, does not include the Projections) that has been or will be made available to us by you or on your behalf in connection with the Facility is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and (ii) the Projections that have been or will be made available to us by you or on your behalf have been or will be prepared in good faith based upon reasonable assumptions; it being recognized by the Lender that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, and that actual results may differ significantly from the projected results and such differences may be material. You agree that you will promptly notify us of any changes in circumstances that could be expected to call into question the Information or the continued reasonableness of any assumption underlying the Projections, and that you will supplement the Information and the Projections as necessary so that the representation and covenant in the preceding sentence remain correct without regard to when such Information and Projections were made available. For the avoidance of doubt, and notwithstanding anything contained in this paragraph to the contrary, nothing contained in this paragraph shall be deemed to expand, add to, supplement or otherwise modify the Commitment Letter Conditions. You acknowledge and agree that for purposes of conducting our due diligence review and determining whether or not we are satisfied with the scope and results thereof, we will use and rely on the Information and Projections without any responsibility for independent verification thereof.

In addition, you agree to make senior members of your management and your advisors and attorneys, as well to use commercially reasonable efforts to make the Target’s advisors, attorneys and senior management, reasonably available during regular business hours to answer questions regarding the Acquisition, the other Transactions and the Facility.

By your signature below you agree to pay promptly following demand all of our reasonable fees, costs and expenses (including, without limitation, all out-of-pocket costs and expenses arising in connection with any due diligence investigation performed by us, and the reasonable fees and expenses of Morrison & Foerster LLP and, if necessary, any local or foreign legal counsel) arising in connection with the negotiation, preparation, execution, delivery or administration of (i) this Commitment Letter or the Term Sheet (collectively referred to as the “Commitment Documents”), and (ii) the Credit Documentation, and you shall be obligated to pay such reasonable fees, costs and expenses whether or not Credit Documentation is executed or delivered or the Acquisition or any of the other Transactions are consummated; provided that such expenses shall not exceed $275,000.00 in the aggregate unless otherwise approved by you in writing upon our reasonable request, such approval not to be unreasonably withheld, delayed or conditioned (such amount, as it may be increased, being the “Expense Cap”).

You hereby indemnify and hold harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). “Indemnified Party” shall mean the Lender, each affiliate (including, without limitation, each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) and the respective directors, officers, agents, advisors, members, successors, assigns and employees of each of the foregoing. “Liabilities” shall mean all losses, claims, proceedings, litigations, investigations (whether or not such Indemnified Party is a party thereto, and regardless of whether such matter is initiated by a third party or by the Company, the Target or any of their respective affiliates or shareholders), damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any matter, action or proceeding relating to or connected with the transactions described in the Commitment Documents, other than any Liabilities which a court of competent jurisdiction in a final proceeding has determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s willful breach of the Commitment Documents. In addition to the foregoing, you agree to reimburse (i) each Indemnified Party for all reasonable legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding), and (ii) the Lender from time to time, upon presentation of a summary statement, for all of its reasonable out-of-pocket expenses (including but not limited to expenses relating to our due diligence investigation, consultants’ fees, travel expenses and fees, disbursements and other charges of counsel), in each case, incurred in connection with the Facility and the preparation, negotiation and enforcement of the Commitment Documents or the Credit Documentation; provided that the expenses described in clause (ii) above shall be subject to the Expense Cap. In no event shall an Indemnified Party settle or compromise any Liability for which it may seek indemnification hereunder without the prior written consent of the Company, which consent shall not be unreasonably withheld.

You acknowledge that the Lender and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons or entities that may be competitors of yours or the Target, or may otherwise have interests that conflict with yours or the Target’s, including with respect to the Transactions. Neither the Lender nor its affiliates shall use confidential information obtained from you (or on your behalf) in connection with the performance by us or any of our affiliates of services for other persons or entities, and neither we nor any of our affiliates will furnish any such confidential information to other persons or entities. You acknowledge that neither we nor any of our affiliates have any obligation to use, in connection with the Transactions or otherwise, or to furnish to you, information obtained by us or them from other persons or entities.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and the Lender is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters; (ii) you and we have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Lender; (iii) you have been advised that the Lender is engaged in a broad range of transactions and commercial activities that may involve interests that differ from your interests and that the Lender has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship; and (iv) without implying that any such duty exists, you waive, to the fullest extent permitted by law, any claims you may have against the Lender for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Lender shall have no liability (whether direct or indirect) to you or your subsidiaries, shareholders or affiliates in respect of such a fiduciary duty claim or to you or your subsidiaries, shareholders or affiliates or any other person or entity asserting a fiduciary duty claim on behalf of or in right of you, your subsidiaries, shareholders or affiliates, including, without limitation, your employees or creditors.

You acknowledge that the Lender and its affiliates are engaged in a broad range of securities trading and investment activities and other financial services. In the ordinary course of business, the Lender may provide financial services to, and acquire, hold or sell, for its own account and the accounts of others, equity, debt and other securities and financial instruments (including, without limitation, bank loans and other obligations) of yours, the Target’s, and your and their respective subsidiaries, shareholders and affiliates, in addition to other companies with which you, the Target and your and its respective subsidiaries, shareholders and affiliates may have commercial or other relationships. With respect to any securities or financial instruments held by the Lender or any of its customers and affiliates, all rights in respect of such securities and financial instruments, including, without limitation, any voting rights, will be exercised by the holder of the rights, in its sole discretion.

The Commitment Documents are delivered to you with the understanding that no Commitment Document, nor the terms or substance hereof or thereof, nor the activities of the Lender pursuant hereto or thereto, shall be disclosed to any other person or entity (including, without limitation, other lenders or potential lenders, arrangers, underwriters, placement agents, or advisors or any similar persons or entities), without our prior written consent, except (i) to officers, employees, agents and legal advisors of your and the Target’s who are directly involved in the consideration of the Transactions (and then only on a confidential and need-to-know basis); or (ii) as required by law or any court or governmental agency (provided, that, prior to any such permitted disclosure, you agree to provide us with notice and, with respect to any court or governmental disclosure, to the extent legally permissible, make such redactions as we may reasonably request). This Commitment Letter and the Term Sheet are delivered to you solely for your benefit and may not be relied upon by any other person or entity, and nothing in the Commitment Documents is intended to confer any rights upon, nor do the Commitment Documents create third-party beneficiary status in favor of, any other person or entity (other than Indemnified Parties).

This Commitment Letter shall not be assignable by you without our prior written consent (and any attempted assignment without such consent shall be null and void), is solely for the benefit of the parties hereto and the Indemnified Parties, and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto and the Indemnified Parties. All obligations of, and services (if any) to be provided by, the Lender hereunder (including, without limitation, its commitment) may be performed, and all rights of the Lender hereunder may be exercised, by or through any of its affiliates.

The Commitment Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto. The Commitment Documents may not be amended except in a written instrument executed by you and the Lender. You irrevocably and unconditionally submit to the non-exclusive jurisdiction of any New York state or federal court (in each case) sitting in the County of New York over any suit, action or proceeding arising out of or relating to the Commitment Documents. Service of any process, summons, notice or document in any suit, action or proceeding may be made by registered mail addressed to you or the Lender, as appropriate, and you waive any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR ANY DAMAGES ARISING FROM THE UNAUTHORIZED USE BY OTHERS OF INFORMATION OR OTHER MATERIALS OBTAINED THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS, OR FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH THE TRANSACTIONS OR THE FACILITY OR A BREACH HEREUNDER, OR WITH OUR DELIVERY OF THE COMMITMENT DOCUMENTS. EACH COMMITMENT DOCUMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), we are required to obtain, verify and record information that identifies you, which information includes your name, address, tax identification number and other information that will allow us to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by electronic mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

If you agree with the foregoing, please sign and return to us the enclosed copy of this Commitment Letter no later than 5:00 p.m., New York time, on February 6, 2015. Unless earlier terminated in accordance with the terms hereof or by us in a written notice to you, our commitment and other agreements under the Commitment Documents shall terminate at such time unless (i) a copy of this Commitment Letter, signed by you, has been delivered to us; and (ii) you have made all payments required to be paid hereunder and under or pursuant to the Term Sheet and the proposal letter between you and us, dated January 16, 2015; provided, that any term or provision in the Commitment Documents to the contrary notwithstanding, (i) all of your obligations under the Commitment Documents in respect of indemnification, confidentiality, fee and expense reimbursement, jurisdiction, governing law and the waiver of jury trial shall survive any termination or the expiration (including, without limitation, by the terms of this paragraph) of our commitment and other agreements under the Commitment Documents, and (ii) following your execution and delivery of this Commitment Letter and the payment of fees as required by clause (ii) above, our commitments and other agreements under the Commitment Documents will terminate in any event at 5:00 p.m., New York time, on March 9, 2015 (the “Expiration Time”) unless, on or prior to such time, Credit Documentation satisfactory to us and our counsel has been executed and delivered by you and us.

Each of the parties hereto agrees that the Commitment Documentation constitutes a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto, subject to the terms and conditions of the Commitment Documentation. The parties hereby agree that the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions (a “Material Adverse Change in Market Conditions”) shall be a condition precedent to Lender’s obligation to enter into the Credit Documentation; provided that such condition shall not survive past the date on which the Credit Documentation is executed and delivered by the parties thereto. For the avoidance of doubt and notwithstanding anything in the Commitment Documentation or the Credit Documentation to the contrary, the absence of any Material Adverse Change in Market Conditions shall not be a condition precedent to the funding of the Facility on the Closing Date if the Credit Documentation has been executed and delivered by the parties thereto prior to such date.

EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, ANY COMMITMENT DOCUMENT, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION WITH ANY COMMITMENT DOCUMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We look forward to working with you.

Very truly yours,

PERCEPTIVE CREDIT OPPORTUNITIES FUND, LP

By:	Perceptive Credit Opportunities GP, LLC

By:	/s/ Joseph Edelman
Name: Joseph Edelman
Title: Managing Member

Agreed to and Accepted
this 2nd day of February, 2015

ALLIQUA BIOMEDICAL, INC.

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: Chief Financial Officer

[Signature page to Commitment Letter]

ANNEX I

TERM SHEET

Unless otherwise defined, terms used in this Term Sheet have the meanings ascribed thereto in the commitment letter, dated February 2, 2015 (the “Commitment Letter”), to which this Term Sheet is annexed.

Borrower:	Alliqua BioMedical, Inc. (the “Borrower” or the “Company”).

Guarantors:	All subsidiaries of the Borrower, including the Target and its subsidiaries.

Lender:	Perceptive Credit Opportunities Fund, LP or one or more affiliates (collectively, the “Lender”).

Facility:	A Senior Secured Term Loan (the “Facility”) in an aggregate amount of $15,500,000 (the “Facility Amount”).

Purpose:	To be used to purchase Celleration, Inc. (the “Target”) and to pay fees and expenses associated with the proposed Transaction.

Closing Date:	The date on which the Conditions to Funding, have been satisfied or waived by the Lender and the borrowing is made under the Facility.

Maturity Date:	The fourth (4th) anniversary of the Closing Date.

Financing Availability:	The Facility Amount will be fully available and drawn in a single borrowing on the Closing Date.

Once repaid in whole or in part, amounts borrowed under the Facility may not be re-borrowed.

Interest:	Borrowings outstanding under the Facility will accrue interest at an annual rate equal to the greater of (i) one-month LIBOR or (ii) one percent (1.00%) plus the Applicable Margin. The Applicable Margin will be 9.75%. Interest shall be payable monthly in arrears on the last Business Day of each calendar month.

Interest will be calculated on the basis of the actual number of days elapsed based on a 360-day year.

Upon the occurrence, and during the continuance, of an event of default, the Applicable Margin will be increased by four percent (4.00%) per annum.

Amortization:	The Facility will be interest only for the first 24 months following the Closing Date. Thereafter, amortization will be $225,000 per month, with the remaining unpaid balance of the Facility being payable, in full in cash, on the Maturity Date.

Upfront Fee:	On the Closing Date, the Borrower will pay an Upfront Fee to the Lender equal to 2% of the Facility Amount, which fee will be nonrefundable once paid.

Commitment Fee	On the date of execution and delivery of the Commitment Letter by the Borrower and the Lender, the Borrower will pay the Lender a fee equal to 1% of the Facility Amount. The Commitment Fee will be nonrefundable once paid, but will be credited against the Upfront Fee payable on the Closing Date (if such date occurs).

Exit Fee:	The greater of (i) 1% of the remaining outstanding principal balance of the Facility immediately prior to the final principal payment of the Facility and (ii) $100,000.

Early Prepayment Fee:	In addition to the Exit Fee (if applicable), if the Facility is prepaid, in whole or in part, for any reason, an Early Prepayment Fee will be payable on such prepaid portion as follows:

If prepaid during months 1 - 12: 105%
If prepaid during months 13 - 24: 103%
If prepaid during months 25 - 36: 102%

Mandatory Prepayments:	The Borrower will make the following mandatory prepayments (subject to certain basket amounts and caps to be mutually agreed upon in definitive Credit Documentation and, with respect to clauses (i) and (ii) customary carve-outs for reinvestment of proceeds)

(i) Asset Sales: Prepayments in an amount equal to 100% of net cash proceeds from the sale or other disposition of assets.

(ii) Casualty Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of casualty insurance.

(iii) Proceeds from Indebtedness: Prepayments in an amount equal to 100% of net cash proceeds from the incurrence of indebtedness (other than certain indebtedness otherwise permitted under definitive Credit Documentation)

All Mandatory Prepayments will be subject to the Early Prepayment Fee outlined above.

Warrants:	On the Closing Date, the Company will issue warrants (the “Warrants”) to the Lender exercisable for 750,000 shares of the Company’s common stock. The warrants will have an exercise price that will be set at a 15% premium to the price of the Company’s common stock based on the prior 45-day volume weighted average price as of the date the Acquisition Agreement is executed and delivered by the parties thereto.

The term of the warrants will be five years from the Closing Date.

All warrants will be fully earned and nonrefundable when issued and subject to customary protective provisions, such as weighted average anti-dilution protection, limited demand registration rights, piggyback registrations rights and other customary provisions.

Collateral:	The Facility will be secured by a first priority lien on all of the existing and after acquired tangible and intangible assets of the Borrower, and its subsidiaries (including the Target), including, but not limited to, all issued and outstanding stock of the subsidiaries, cash, accounts receivable, inventory, intellectual property, general intangibles, PP&E, equity interests, licenses and rights to royalties and all proceeds of the foregoing.

Covenants:	The Credit Documentation will contain affirmative and negative covenants customarily found in loan agreements for similar financings, including, but not limited to, (i) no additional indebtedness will be permitted (hedging for non-speculative purposes and certain permitted indebtedness will be permitted), (ii) limitations on liens, (iii) limitations on asset sales, (iv) limitations on acquisitions, (v) limitations of funding subsidiaries that do not guarantee the Facility, (vi) limitations on investments, dividends and other similar distributions and (vii) limitations on related-party transactions.

In addition to the covenants listed above, the Credit Documentation will include the following two financial covenants: (i) a minimum cash balance of $2 million, tested monthly and (ii) a minimum trailing 12-month revenue covenant beginning Q1 2016 set at an approximate 50% discount to the equity case financial projections attached hereto as Exhibit A, with a maximum quarterly covenant of $40 million.

Representations, Warranties and Defaults:	Customary for financing transactions of the type contemplated.

Termination of the license agreement between the Company and Celgene Cellular Therapeutics will constitute a default under the Credit Documentation.

Earn out Payments	Earn out payments under the Acquisition Agreement will be permitted, provided that the Borrower is not in default under the Credit Documentation either immediately prior or after giving effect to the making of any such earn out payment.

Conditions to Borrowing:	The Commitment Letter Conditions and such other reasonable and customary conditions precedent found in loan agreements for similar financings, including, but not limited to, the following:

a) The Target shall not have entered into or given its consent to any amendment, waiver or other modification of a Material Contract (as defined in the Acquisition Agreement) that is materially adverse to the interests of the Target thereunder without the prior written consent of the Lender, such consent not to be unreasonably withheld, delayed or conditioned. All such contracts shall be in full force and effect.

b) The Borrower shall not have entered into or given its consent to any amendment, waiver or modification of an Alliqua Material Contract (as defined herein) that is materially adverse to the interests of the Borrower thereunder without the prior written consent of the Lender, such consent not be unreasonably withheld, delayed or conditioned. An “Alliqua Material Contract” means any material contract of the Borrower or any subsidiary of the Borrower required to be filed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission. All such Alliqua Material Contracts shall be in full force and effect

c) The Lender shall have received opinions of outside counsel to the Borrower in customary form reasonably acceptable to the Lender and customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower.

d) The Borrower shall obtain insurance certificates naming the Lender as additional insured and loss payee on the Closing Date (as defined in the Term Sheet); provided that if not reasonably practicable to obtain such insurance certificates on the Closing Date after expending commercially reasonable best efforts, the Borrower shall obtain such insurance certificates within 30 days of the Closing Date.

e) Payment of all reasonable out of pocket closing costs and fees and all unpaid expenses of the Lender (including costs and expense of Lender’s legal counsel) incurred in connection with the transaction for which the Lender has not previously been reimbursed, subject to the Expense Cap.

f) All representations and warranties shall be true and correct in all material respects and no default shall have occurred and be continuing.

Governing Law:	New York

Counsel to the Lender:	Morrison & Foerster LLP